Filed Pursuant to Rule 433
Registration Statement No. 333-194430

Relating to Preliminary Prospectus Supplement dated August 2, 2016 to

Prospectus dated March 7, 2014

Mattel, Inc.

$350,000,000 2.350% Notes due 2021

Final Pricing Term Sheet

August 2, 2016

Issuer:	Mattel, Inc.

Principal Amount:	$350,000,000

Ratings (Moody’s/S&P):*	Baa1 (Negative)/BBB (Stable)

Maturity Date:	August 15, 2021

Coupon (Interest Rate):	2.350%

Interest Payment Dates:	Semi-annually on February 15 and August 15, beginning on February 15, 2017

Yield to Maturity:	2.375%

Spread to Benchmark Treasury:	+130 basis points

Benchmark Treasury:	UST 1.125% due July 31, 2021

Benchmark Treasury Price/Yield:	100-073/4 / 1.075%

Optional Redemption:	Prior to July 15, 2021, callable at the greater of par or the make-whole (T + 20 basis points)

Par Call:	On or after July 15, 2021

Price to Public:	99.882%

CUSIP:	577081 BA9

Trade Date:	August 2, 2016

Settlement Date:	August 5, 2016 (T+3)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Joint Lead Managers:	Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. RBC Capital Markets, LLC HSBC Securities (USA) Inc.

Co-Managers:	KeyBanc Capital Markets Inc. Scotia Capital (USA) Inc. US Bancorp Investments, Inc. BB&T Capital Markets, a division of BB&T Securities, LLC SG Americas Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146; calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or dg.prospectus_distribution@baml.com; calling Morgan Stanley & Co. LLC toll-free at (866) 718-1649; or calling or emailing Wells Fargo Securities, LLC toll-free at (800) 645-3751 or wfscustomerservice@wellsfargo.com.